Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148125 on Form S-8 and in Registration Statement No. 333-151518 on Form F-3 of our reports dated April 26, 2012, relating to the consolidated financial statements and financial statement schedule of China Sunergy Co., Ltd., and the effectiveness of China Sunergy Co., Ltd. 's internal control over financial reporting, appearing in the Annual Report on Form 20-F of China Sunergy Co., Ltd., for the year ended December 31, 2011.

/s/Deloitte Touche Tohmatsu CPA Ltd.

Nanjing, China

April 26, 2012